Exhibit 99.1

              Ibis Technology Announces Third Quarter 2004 Results

     DANVERS, Mass.--(BUSINESS WIRE)--Oct. 20, 2004--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced its financial results for the third quarter ended September 30, 2004.
     Wafer product sales this quarter, as well as wafer revenue reported in previous quarters, are reported net of associated costs, as Loss from discontinued operations on our Income Statement reflecting the Company's decision to discontinue the wafer business in late July as previously announced. Current quarter and all previously reported quarterly and year to date financial information described on the Income Statement has been adjusted and reported accordingly.
     Total revenues for the quarter were $7.2 million, which includes approximately $7 million of equipment revenue related to the sale of an i2000 implanter that was accepted by Ibis' customer in the third quarter of 2004. This compares to total revenues of $0.2 million in the preceding quarter and $0.3 million in the third quarter of 2003.
     Net loss for the 2004 third quarter was $1.6 million, or a loss of $0.15 per share, which includes a loss from discontinued operations of $2.8 million, or $0.26 per share. The loss from discontinued operations results from the Company's decision, announced on July 21, 2004, to discontinue the wafer-manufacturing portion of its business and to focus on its equipment business. Net income for the quarter excluding the loss from discontinued operations was $1.1 million, or $0.11 per share. Net loss in the preceding quarter was $3.4 million, or $0.32 per share, with a net loss excluding the loss from discontinued operations of $2.1 million, or $0.19 per share. Net loss in the third quarter of 2003 was $3.2 million, or $0.33 per share, with a net loss excluding the loss from discontinued operations of $1.9 million, or $0.20 per share.
     For the first nine months of 2004, total revenues were $7.7 million. This compares to $9.2 million for the first nine months of last year. Net loss for the first nine months of 2004 was $8.5 million, or $0.80 per share, including the $5.5 million, or $0.52 per share, loss from discontinued operations mentioned above. This compares to a net loss for the first nine months of 2003 of $6.2 million, or $0.66 per share, including the $4.6 million, or $0.48 loss per share from discontinued operations. Net loss for the first nine months of 2004 excluding the loss from discontinued operations was $3.0 million, or $0.28 per share. This compares to a net loss for the first 9 months of 2003 excluding the loss for discontinued operations of $1.7 million, or $0.17 per share.
     "Based on the prompt installation and final testing and acceptance of an i2000 implanter sold to a leading silicon wafer manufacturer, we are pleased to be recognizing equipment revenue of approximately $7 million this quarter," said Martin J. Reid, president and CEO of Ibis Technology Corporation. "In response to the global semiconductor industry's demand for initial production quantities of SOI wafers, the world's leading silicon wafer manufacturers are evaluating their SOI wafer manufacturing alternatives. The simplicity and cost-effectiveness of the SIMOX alternative has been well received by the wafer manufacturers, we believe, and we continue to work with them to demonstrate the advantages of Ibis implanters."
     Significant advancements in implanter performance and wafer quality are being made as a result of Ibis' ongoing, dedicated product development program. The Company's development team is working closely with its customers to deliver what we believe to be an impressive series of advancements that will further help the wafer manufacturers deliver high quality, cost effective SIMOX-SOI wafers to their customers.
     The Company ended the quarter with approximately $8 million of cash on hand, and believes it could sustain operations at current levels for approximately 9 to 12 months.

     Corporate Outlook

     "Last quarter we stated that we were anticipating the receipt of one to two implanter orders before the end of this year," said Reid. "Based on new information from our potential customers, we now believe that these orders are likely to be received during 2005. Although we believe that SIMOX will continue to gain ground with the wafer manufacturers, the overall ramp to acceptable final production yields of 300mm SOI seems to be taking longer than anticipated. We believe this situation is temporary and has resulted in overall lower-than-planned, end-of-line yields for all technologies in these new 300mm fabs. This is likely to delay the receipt of additional i2000 orders for Ibis."
     "Although we do not have more specific guidance regarding the timing of additional implanter orders at this time," said Reid, "we expect to have additional information following the end of next quarter."
     "We are continuing discussions with all of the wafer manufacturers regarding their interest in SIMOX-SOI and the timing of potential implanter orders with us." said Reid. "We believe that the advantages offered by SIMOX technology are compelling and that SIMOX-SOI has a significant competitive cost advantage at production quantities."

     Teleconference and Simultaneous Webcast

     Ibis will host a teleconference to discuss its third quarter results and outlook for the future on October 20, 2004 at 5:00 p.m. ET. The dial-in number to listen to the conference call is 719-457-2681. A live webcast of the conference call will be available at the Ibis Technology website at www.ibis.com or at www.streetevents.com. A replay of the call will be available on these websites for approximately one week.

     About Ibis Technology

     Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, the company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

     This release contains express or implied forward-looking statements regarding, among other things, (i) customer interest in and demand for, and market acceptance of, the Company's SIMOX-SOI technology, (ii) the Company's belief that wafer manufacturers will become the primary suppliers of SIMOX-SOI wafers to the chipmaking industry, (iii) the timing and likelihood of revenue recognition on orders for the Company's implanters, (iv) the timing and impact of the Company's decision to discontinue its wafer manufacturing and sales operation, (v) the Company's plan to focus on supplying implanters to wafer manufacturers, (vi) the Company's expectations regarding future orders for i2000 implanters, and (vii) and the adoption rate of SOI technology. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the Company's products, the Company's ability to pursue, and maintain, further strategic relationships, partnerships and alliances with third parties, the Company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which the i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the Company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2003. All information set forth in this press release is as of October 20, 2004, and Ibis undertakes no duty to update this information unless required by law.


                           Ibis Technology Corporation
                       Condensed Statements of Operations
                                   (Unaudited)

                            Quarter Ended            9 Months Ended
                            September 30,            September 30,
                          2004         2003         2004         2003
Contract and other
 revenue           $   125,000  $    67,000  $   298,000  $   593,000
Equipment revenue    7,116,000      226,000    7,354,000    8,622,000
                    -------------------------------------------------
  TOTAL REVENUE      7,241,000      293,000    7,652,000    9,215,000
                    -------------------------------------------------
Cost of contract
 and other revenue       3,000        6,000       15,000       34,000
Cost of equipment
 revenue             3,664,000      210,000    4,363,000    4,015,000
                    -------------------------------------------------
  Gross profit       3,574,000       77,000    3,274,000    5,166,000
                    -------------------------------------------------
General &
 administrative        550,000      477,000    1,753,000    1,664,000
Marketing & sales      376,000      297,000    1,142,000      958,000
Research &
 development         1,727,000    1,175,000    3,599,000    4,208,000
                    -------------------------------------------------
Income (loss) from
 operations            921,000   (1,872,000)  (3,220,000)  (1,664,000)
Other income           206,000      (25,000)     212,000        5,000
                    -------------------------------------------------
Income (loss) from
 continuing
 operations          1,127,000   (1,897,000)  (3,008,000)  (1,659,000)
Loss from
 discontinued
 operations          2,775,000    1,266,000    5,479,000    4,564,000
                    -------------------------------------------------
Net income  (loss) $(1,648,000) $(3,163,000) $(8,487,000) $(6,223,000)
                    -------------------------------------------------
Income (loss) from
 continuing
 operations per
 share
  Basic            $      0.11  $     (0.20) $     (0.28) $     (0.17)
  Diluted          $      0.11  $     (0.20) $     (0.28) $     (0.17)
Weighted average
 number of shares
 used in income
 (loss) from
 continuing
 operations per
 share
 calculation
  Basic             10,668,023    9,504,210   10,659,072    9,486,532
  Diluted           10,708,513    9,504,210   10,659,072    9,486,532

Net income (loss)
 per share
  Basic            $     (0.15) $     (0.33) $     (0.80) $     (0.66)
  Diluted          $     (0.15) $     (0.33) $     (0.80) $     (0.66)
Weighted average
 number of shares
 used in net
 income (loss)
 per share
 calculation
  Basic             10,668,023    9,504,210   10,659,072    9,486,532
  Diluted           10,668,023    9,504,210   10,659,072    9,486,532




                            Condensed Balance Sheets
                                         (UNAUDITED)         (AUDITED)
                                 SEPTEMBER 30, 2004 DECEMBER 31, 2003
Assets
Current assets:
  Cash and cash equivalents        $      8,333,000       $14,175,000
  Accounts receivable                     2,393,000           124,000
  Unbilled revenue                           75,000           529,000
  Inventories                             4,680,000         1,758,000
  Other current assets                    1,125,000           247,000
                                   -----------------------------------
     Current assets                      16,606,000        16,833,000
Property and equipment                    6,820,000        16,841,000
Assets held for sale                        277,000                --
     Other assets                         1,480,000         1,669,000
                                   -----------------------------------
     Total assets                  $     25,183,000       $35,343,000
                                   -----------------------------------
Liabilities and Stockholders' Equity
Current liabilities:
  Capital lease obligation, current      $        0       $ 1,184,000
  Accounts payable                        2,391,000         3,042,000
  Deferred revenue                           52,000                --
                                   -----------------------------------
     Current liabilities                  2,443,000         4,226,000
                                   -----------------------------------
Stockholders' equity                     22,740,000        31,117,000
                                   -----------------------------------
  Total liabilities and
   stockholders' equity            $     25,183,000       $35,343,000
                                   -----------------------------------

     CONTACT: Ibis Technology Corporation
              William J. Schmidt, 978-777-4247
                  or
              Bill Monigle Associates
              Bill Monigle, 603-424-1184